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                                   EXHIBIT 3.4

                          CERTIFICATE OF REINSTATEMENT
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                                 STATE OF NEVADA

                               SECRETARY OF STATE

                                 ---------------

                          CERTIFICATE OF REINSTATEMENT

      I, DEAN HELLER, the duly elected Secretary of State of the State of Nevada, do hereby certify that MORTGAGE RESOURCES, INC. (OLD NAME) PREMIER MORTGAGE RESOURCES, INC. (NEW NAME PURSUANT TO NRS. 78.185) a corporation formed under the laws of the State of NEVADA having paid all filing, licenses, penalties and costs, in accordance with the provisions of Title 7 of the Nevada Revised Statutes, as amended, for the years and in the amounts as follows:

      1996-97 LIST OF OFFICERS AND PENALTY....$100
      1997-98                                  $85
      REINSTATEMENT FEE                        $50

and otherwise complied with the provisions of said section, the said corporation has been reinstated, and that by virtue of such reinstatement it is authorized to transact its business in the same manner as if the aforesaid filing fees, licenses, penalties and costs had been paid when due.


                                          IN WITNESS WHEREOF, I have hereunto
                                          set my hand and affixed the Great Seal
                                          of State, at my office in Carson City,
                                          Nevada, this TWENTIETH day of AUGUST,
                                          A.D., 1997.

[SEAL]                                    /s/ Dean Heller
                                          --------------------------
                                                  Secretary of State

                                          By /s/ [Illegible]
                                          --------------------------
                                                              Deputy